EXHIBIT 99.2

PRESS RELEASE  DATED APRIL 23, 2003

BEMIS COMPANY, INC.

222 South Ninth Street

Suite 2300

Minneapolis, MN 55402-4099

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Assistant Treasurer

(612) 376-3030

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS FIRST QUARTER 2003 RESULTS

MINNEAPOLIS, April 23, 2003  - Bemis Company, Inc. (NYSE-BMS) today reported quarterly diluted earnings of $0.66 per share for the first quarter ended March 31, 2003, slightly ahead of the prior year’s earnings of $0.65 per share.  First quarter net sales increased 16 percent to a record $639 million from $553 million in the prior year.  Excluding the impact of acquisitions, net sales increased by 6 percent.

“Bemis continues to deliver positive results despite a challenging cost environment,” said Jeff Curler, Bemis Company President and Chief Executive Officer.  “Steep increases in resin prices during the first quarter are being actively managed in our flexible packaging business segment and we are working closely with our customers to pass along increased resin prices in accordance with the terms of our existing sales agreements.  I am also pleased to see organic sales volume growth in our flexible packaging business compared to the first quarter of last year and sequentially compared to the fourth quarter of 2002.  New high barrier film structures and features are being introduced to the market, effectively raising the bar for performance in the industry, and our polyethylene product line is entering its seasonally strong second quarter with improved capacity.

We are disappointed in the first quarter performance of our pressure sensitive materials business after such a strong fourth quarter in 2002.  This business has been operating under severe conditions of uncertainty related to generally weak economic conditions and the proposed transaction to sell the business to UPM-Kymmene.  We continue to operate this business through a very tough economic environment and expect improvement in the remainder of the year.”

BUSINESS SEGMENTS

Flexible Packaging

Flexible packaging, representing 81 percent of total company net sales, reported net sales of $514 million in the first quarter, an increase of 18 percent compared to the same quarter in 2002.  Excluding the impact of acquisitions, net sales increased about 6 percent.  Operating profit for the first quarter was $67 million, up 4.1 percent from the first quarter of 2002.  As a percentage of net sales, operating profit decreased to 13.0 percent from 14.7 percent a year ago primarily reflecting the impact of the rapid increase in resin prices during the first quarter and higher pension expense for 2003.

“Raw material costs increased rapidly during the first quarter,” Curler said.  “These increases dampened margins during the first quarter as contractual adjustments to selling prices lagged the raw material price increases.  We expect results to improve during the second quarter as selling prices are adjusted to absorb the remaining resin price increases in accordance with defined schedules in our customer agreements.  Our polyethylene product line continues to focus on cost control and improving manufacturing efficiencies.  New printing capacity has substantially improved our ability to manage the seasonal increase in polyethylene product orders for specialty packaging expected during the second quarter.”

Pressure Sensitive Materials

First quarter net sales from the pressure sensitive materials business segment were $124 million, a 5.1 percent increase from the first quarter of 2002.  This segment contributed operating profit of $2.5 million or 2.0 percent of net sales for the quarter.  These results are lower than the operating profit of $5.0 million or 4.3 percent of net sales recorded in the first quarter of 2002.

On August 21, 2002, the Company announced an agreement to sell its pressure sensitive materials business segment to UPM-Kymmene for $420 million.  The European regulatory agency approved the transaction on October 16, 2002.  On April 15, 2003, the U.S. Department of Justice filed a civil complaint to block the proposed sale of this business to UPM-Kymmene, citing their concern that the sale would reduce competition in the production of bulk paper labelstock for use in variable information printing and prime labeling.

Commenting on the results of the pressure sensitive materials business segment, Curler said, “The uncertainties of the pending transaction magnify the need for concentration on cost control and performance objectives.  The leadership of this business remains focused and we continue to expect approximately 4 to 6 percent annual operating profit as a percentage of net sales in this weak economic environment.”

Capital Structure

Total debt was $722 million, nearly equal to the year-end balance of $724 million.  Debt to total capitalization was 39 percent at March 31, 2003, compared to 40 percent at December 31, 2002

2003 Earnings Outlook

Bemis expects second quarter 2003 results to range from $0.83 to $0.86 per share.  For the full year 2003, management expects to deliver diluted earnings per share in the $3.15 to $3.30 range.  These estimates are based upon a full year of operating results for our pressure sensitive materials business segment.

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Bemis Company, Inc. will Webcast an investor telephone conference regarding its first quarter 2003 financial results this morning at 10 a.m., Eastern Daylight Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”.  However, they are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.  Founded in 1858, the Company reported 2002 net sales of $2.4 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing and converting. The Company’s  pressure sensitive materials business specializes in adhesive technologies.

Based in Minneapolis, Minnesota, Bemis employs about 12,000 individuals in 56 manufacturing facilities in 10 countries around the world.  More information about the company is available at our website, www.bemis.com.

Statements in this release that are not historical, including statements relating to the expected use of cash flow and future performance of the company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2002.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands of dollars except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2003	2002

Net sales	$638,559	$552,677

Costs and expenses:
Cost of products sold	507,359	432,453
Selling, general, and administrative expenses	65,830	55,085
Research and development	5,056	3,592
Interest expense	3,426	4,072
Other costs (income), net	(493)	1,042
Minority interest in net income	207	140

Income before income taxes	57,174	56,293

Provision for income taxes	21,700	21,400

Net income	$35,474	$34,893

Basic earnings per share of common stock	$.67	$.66

Diluted earnings per share of common stock	$.66	$.65

Cash dividends paid per share of common stock	$.28	$.26

Weighted average common shares outstanding	53,024	52,920
Weighted average common shares and common stock equivalents outstanding	53,807	53,603

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	Mar 31, 2003	Dec 31, 2002
ASSETS

Cash	$70,182	$56,401
Accounts receivable, net	322,121	321,790
Inventories, net	330,988	308,344
Prepaid expenses	38,363	35,120
Total current assets	761,654	721,655

Property and equipment, net	909,641	909,953

Goodwill	448,644	448,009
Other intangible assets, net	74,748	76,176
Deferred charges and other assets	99,854	100,857
Total	623,246	625,042

TOTAL ASSETS	$2,294,541	$2,256,650

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$1,015	$3,516
Short-term borrowings	3,478	1,714
Accounts payable	226,109	230,468
Accrued salaries and wages	51,071	71,610
Accrued income and other taxes	31,537	18,545
Total current liabilities	313,210	325,853

Long-term debt, less current portion	717,835	718,277
Deferred taxes	107,524	106,050
Deferred credits and other liabilities	150,836	143,056
Total liabilities	1,289,405	1,293,236

Minority interest	4,555	4,440

Stockholders’ equity:
Common stock issued (61,501,862 and 61,344,887 shares)	6,150	6,134
Capital in excess of par value	254,356	248,206
Retained income	1,073,094	1,052,475
Other comprehensive income (loss)	(82,675)	(97,497)
Treasury common stock (8,401,149 and 8,401,149 shares)	(250,344)	(250,344)
Total stockholders’ equity	1,000,581	958,974

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,294,541	$2,256,650

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Twelve Months Ended Dec 31,
	2003	2002
Cash flows from operating activities
Net income	$35,474	$34,893
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,197	29,406
Minority interest in net income	207	140
Stock award compensation	3,470	3,738
Deferred income taxes	1,201	3,180
Loss (gain) of unconsolidated affiliated companies	(186)	1,120
Loss (gain) on sales of property and equipment	18	279
Changes in working capital, net of effects of acquisitions	(24,528)	(12,156)
Net change in deferred charges and credits	4,925	2,257

Net cash provided by operating activities	53,778	62,857

Cash flows from investing activities
Additions to property and equipment	(26,277)	(15,328)
Business acquisition adjustments, net of cash acquired	(650)	35
Proceeds from sales of property and equipment	39	40

Net cash used in investing activities	(26,888)	(15,253)

Cash flows from financing activities
Change in long-term debt	(12)	(30,609)
Change in short-term debt	(690)	(48)
Cash dividends paid to stockholders	(14,855)	(13,764)
Stock incentive programs	102

Net cash used in financing activities	(15,455)	(44,421)

Effect of exchange rates on cash	2,346	36

Net increase in cash	13,781	3,219

Cash balance at beginning of year	56,401	35,101

Cash balance at end of period	$70,182	$38,320